EXHIBIT 99.1

CB Financial Services, Inc. Announces Fourth Quarter and Full Year 2018 Financial Results

WASHINGTON, Penn., Jan. 31, 2019 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of the Bank, today announced its fourth quarter and full year 2018 financial results.

Fourth Quarter 2018 Highlights

  Net income for the three months ended December 31, 2018 was $2.4 million, compared to $1.4 million for the three months ended December 31, 2017, an increase of $1.1 million, or 76.7%.
  Return on Assets (“ROA”) for the three months ended December 31, 2018, was 0.75%, an increase of 16 basis points, as compared to 0.59% for the three months ended December 31, 2017. Return on Equity (“ROE”) for the three months ended December 31, 2018, was 7.15%, an increase of 134 basis points, as compared to 5.81% for the three months ended December 31, 2017.
  Provision for loan losses decreased $450,000, or 52.9%, to $400,000 for the three months ended December 31, 2018, compared to $850,000 for the three months ended December 31, 2017. This was mainly due to decreases in impaired loans and net-charge-offs.
  Net interest income for the fourth quarter increased $3.1 million, to $10.7 million as compared to $7.6 million for the fourth quarter of 2017. This is due to overall total loan growth of $168.5 million since the end of the fourth quarter of 2017, of which $95.5 million was attributed to acquired loans as a result of the First West Virginia Bancorp and Progressive Bank, National Association merger (“FWVB merger”) on April 30, 2018. In addition, investment securities acquired in the FWVB merger contributed to the increase in net interest income.
  Total loans grew $11.7 million during the fourth quarter of 2018 at an annualized net loan growth rate of 5.2%. The loan growth was partially offset by an increase in commercial real estate and commercial and industrial loan payoffs. Some of these loan payoffs contributed to the decrease in impaired loans, which improved overall credit quality.
  Total deposits increased $23.8 million during the three months ended December 31, 2018. This was compared to an increase of $11.0 million in deposits for the three months ended December 31, 2017. The annualized deposit growth rates were 8.9% and 5.8%, for the fourth quarters ending in 2018 and 2017, respectively.
  Noninterest income increased $100,000 for the three months ended December 31, 2018, as compared to the three months ended December 31, 2017. This was mainly attributed to increased service fees on deposits accounts due to the FWVB merger and insurance commissions increase due to the Exchange Underwriters, Inc. acquisition of the customer list of Beynon Insurance (“Beynon”) as of August 1, 2018.

FWVB Merger

The quarterly and year-to-date results were primarily impacted by the FWVB merger that closed in the second quarter. The merger brought approximately $281.6 million in low-cost deposits, $95.5 million in loans and eight branch locations in the Upper Ohio Valley and Buckhannon, WV regions. In addition, we have added branch and back office personnel to accommodate the increased customer traffic and transaction volumes due to the FWVB merger. Our year-to-date financial results were impacted by approximately $854,000 of pre-tax costs for merger-related expenses. Noninterest expense increased $2.6 million for the three months ended December 31, 2018, to $9.4 million as compared to $6.8 million for the three months ended December 31, 2017. By the end of the fourth quarter, we had recognized an entire quarter of our post-FWVB merger cost savings initiatives.

In addition to the FWVB merger, the enactment of the “Tax Cuts and Jobs Act of 2017” on December 22, 2017, had a significant impact on net income of approximately an increase of $1.1 million and a decrease of $1.3 million for the years ended December 31, 2018 and 2017, respectively. This was due to the revaluation of deferred tax assets and liabilities and the federal statutory tax rate decreased from 34% to 21% starting January 1, 2018.

Net income for the year ended December 31, 2018 was $7.1 million, compared to $6.9 million for the year ended December 31, 2017. As mentioned in the narrative above, the FWVB merger had a significant impact on net income for the quarter and year-to-date. Net income excluding merger expenses of $854,000 and various discrete one-time items of first quarter charge-offs of $1.1 million, former FWVB corporate headquarters lease termination cost of $220,000, former Bank corporate center leasehold improvements write-off of $74,000 and lease termination cost of $67,000, and $63,000 of accelerated depreciation on acquired FWVB assets that did not conform to the Bank’s fixed asset capitalization policy, partially offset by proceeds of $421,000 from a bank-owned life insurance policy would have been approximately $2.5 million and $8.5 million for the three months and year ended December 31, 2018, respectively. Diluted earnings per share (“EPS”) for the three months and year ended December 31, 2018 were $0.45 and $1.40, respectively, compared to $0.33 and $1.69 for the three months and year ended December 31, 2017, respectively. Removing merger and various one-time discrete items for diluted EPS, would have been reported at $0.45 and $1.69 per share for the three months and year ended December 31, 2018, which would have minimal impact on the fourth quarter EPS, but an increase of $0.29 per share, for the year ended December 31, 2018.

“We are pleased to report on our fourth quarter and full year financial performance for 2018.  The fourth quarter recognized a stabilization period for our organization post-closing of the FWVB merger and the Beynon customer list acquisition,” said Patrick G. O’Brien, President and Chief Executive Officer. “Our combined organization has continued to build momentum through organic loan growth of 9.8%, deposit growth of 3.4% and insurance commissions growth of 5% during the past year. We have also achieved success at expanding our market share and brand awareness in the tri-state region. In addition, the recognized benefits of the FWVB and Beynon mergers allowed our Board of Directors to return value to our shareholders by increasing our quarterly dividend to $0.23 per share. Looking ahead in 2019, our dedicated and talented team is excited to drive greater value through further expansion of our market share and enhanced service to our customers.”

STATEMENT OF INCOME REVIEW

Fourth Quarter Results

Net Interest Income.  Net interest income increased $3.1 million, or 41.6%, to $10.7 million for the three months ended December 31, 2018 compared to $7.6 million for the three months ended December 31, 2017.

Interest and dividend income increased $4.0 million, or 47.0%, to $12.5 million for the three months ended December 31, 2018 compared to $8.5 million for the three months ended December 31, 2017. Interest income on loans increased $3.0 million for the three months ended December 31, 2018, compared to the three months ended December 31, 2017. Average net loans increased by $194.3 million for the three months ended December 31, 2018, compared to the three months ended December 31, 2017. This was primarily due to organic loan growth and the FWVB merger. The FWVB merger not only affected the average loan balance, it also contributed to an increase of 34 basis points in loan yield. The credit mark recorded for the acquired loans in the FWVB merger was approximately $1.3 million. The impact of the (amortization)/accretion from both the FWVB and FedFirst Financial Corporation (“FFCO”) acquired loan portfolios for the three months ended December 31, 2018 was ($39,000), or a decline of 2 basis points, compared to $229,000, or 13 basis points increase, for the three months ended December 31, 2017. The negative impact of credit mark amortization for the three months ended December 31, 2018, was due to an FWVB acquired loan relationship that had sufficient collateral at the time of merger and was deemed to have fair value above the remaining loan balance and therefore amortization expense was recognized at the time of the loan pay off during the current quarter.  The remaining credit mark balance for both acquired loan portfolios was $1.9 million as of December 31, 2018. Interest income on taxable securities increased $790,000, mainly due to an increase of $94.8 million in the average balance and 74 basis points in yield in the current period. This is a result of the FWVB merger. Interest income on federal funds sold increased $96,000, mainly due to an increase of $7.9 million in the average balance of other interest-earning assets comprised mainly of interest-bearing cash and the four quarterly interest rate hikes of 25 basis points each by the Federal Reserve Board (“FRB”) since the three months ended December 31, 2017. Interest income on securities exempt from federal income tax increased by $81,000 in the current period. This was due to the FWVB merger that generated an average balance increase of $7.0 million. Other interest and dividend income increased $44,000 as a result of increased interest earned on correspondent deposit banks and FHLB dividends in the current period.

Interest expense increased $835,000, or 92.4%, to $1.7 million for the three months ended December 31, 2018 compared to $904,000 for the three months ended December 31, 2017. Interest expense on deposits increased $835,000 due to an increase in average interest-bearing deposits of $229.6 million, primarily due to increases in deposits as a result of the FWVB merger. The average cost of interest-bearing deposits increased 26 basis points. This was primarily related to interest rate hikes previously mentioned by the FRB. Interest expense on short-term borrowings increased by $25,000, or 27 basis points, due to increases of $6.4 million in the average balance of securities sold under agreement to repurchase. Interest expense on other borrowed funds decreased $25,000 primarily due to FHLB long-term borrowings that had a decrease in average balance of $3.0 million during the current quarter.

Provision for Loan Losses.  The provision for loan losses was $400,000 for the three months ended December 31, 2018 compared to $850,000 for the three months ended December 31, 2017. Net charge-offs for the three months ended December 31, 2018 were $127,000, which included net-charge-offs of $72,000 on student loans and $48,000 on automobile loans, compared to $210,000 of net charge-offs for the three months ended December 31, 2017, which included $181,000 of net charge-offs on automobile loans. The decrease in net charge-offs during the current period was mainly attributed to lower automobile loan charge-offs. The student loan charge-offs were the first the Bank encountered within this loan segment and recognized due to the ReliaMax Surety student loan insurance company’s insolvency in 2018. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. The decrease in the quarterly provision was primarily due to loan payoffs of impaired loan relationships and reduced charge-offs mainly offsetting loan growth. In addition, improvements in credit matrix factors had a positive impact on the qualitative factors within the allowance calculation.

Noninterest Income.  Noninterest income increased $100,000, or 5.2%, to $2.0 million for the three months ended December 31, 2018 compared to $1.9 million for the three months ended December 31, 2017. Service fees on deposit accounts increased $151,000 due to increased volume in ATM and check card fees as a result of the FWVB merger in the current quarter. Insurance commissions from Exchange Underwriters increased $135,000 due to increased direct bill and property and casualty commercial lines commission and fee income as a result of the Beynon customer list acquisition and contingency fees received, partially offset by a decrease in the revenue recognition standard adopted in the first quarter of 2018. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges.  Other noninterest income increased $37,000 due to reduced student loan origination fees as a result of the student loan insurance company insolvency, and the discontinuing of student loan originations and decreased amortization of mortgage servicing rights on sold mortgages. Income on bank-owned life insurance (“BOLI”) increased by $23,000 due to the BOLI policies acquired in the FWVB merger. The fair value of equity securities decreased $117,000 due to the first quarter adoption of Accounting Standard Update (“ASU”) 2016-01, Financial Instruments – Overall (Subtopic 825-10), which requires equity investments (except those accounted for under the equity method or that are consolidated) to be measured at fair value with changes in fair value recognized in net income. As required, the $117,000 loss was recognized due to current market conditions. There was a decrease of $67,000 in net gains on sales of investments due to no activity in the current period. Net gains on the disposal of fixed assets decreased $63,000 related to accelerated depreciation of select furniture and equipment acquired during the FWVB merger that did not conform to the Company’s fixed asset capitalization policy.

Noninterest Expense.  Noninterest expense increased $2.6 million, or 38.8%, to $9.4 million for the three months ended December 31, 2018 compared to $6.8 million for the three months ended December 31, 2017. Salaries and employee benefits increased $1.3 million primarily due to the addition of FWVB-retained employee salaries, salary increases related to personnel, and health care and retirement benefits expenses mostly related to the FWVB  merger. Other noninterest expense increased $437,000 primarily due to other losses that were charged-off as a result of ATM fraud, office supplies, director fees, amortization of the Beynon customer list for Exchange Underwriters, telephone and postage. The previously mentioned ATM fraud losses were not only incurred by the Bank, but other local financial institutions were affected by this activity as well. We have filed claims with our insurance carrier and await the outcome for potential recoveries. Amortization of Core Deposit Intangible (“CDI”) increased $357,000, due to the CDI recorded for the FWVB merger. Occupancy increased $258,000 primarily due to increases in property contracted services, depreciation, utilities and real estate taxes due to the FWVB  merger. Equipment expense increased $239,000 primarily due to equipment maintenance contracts, data processing and depreciation expense related to the FWVB merger. Contracted services increased $120,000 mainly as a result of the additional branch locations acquired in the FWVB merger. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense increased $117,000 due to an assessment factor increase by the FDIC in the computation of the insurance assessment and average asset growth related to the FWVB merger.

Income Tax Expense.  Income taxes increased $23,000 to $561,000 for the three months ended December 31, 2018 compared to $538,000 for the three months ended December 31, 2017. The effective tax rate for the three months ended December 31, 2018 was 18.8% compared to 28.1% for the three months ended December 31, 2017. The increase in income taxes was due to an increase of $1.1 million in pre-tax income, mainly offset by the reduction of the federal statutory income tax rate from 34% in the prior year quarter to 21% in the current year quarter, due to the enactment of the new federal tax law titled “Tax Cuts and Jobs Act of 2017” on December 22, 2017.

Year-to-Date Results

Net Interest Income.  Net interest income increased $8.6 million, or 29.7%, to $37.7 million for the year ended December 31, 2018, compared to $29.1 million for the year ended December 31, 2017.

Interest and dividend income increased $11.2 million, or 34.5%, to $43.6 million for the year ended December 31, 2018 compared to $32.4 million for the year ended December 31, 2017. Interest income on loans increased $8.4 million primarily due to an increase in average loans outstanding of $162.6 million for the year ended December 31, 2018. The increase in average loans was mainly due to the FWVB merger and total core loan growth of approximately $81.0 million the current period. This was partially offset by a decrease of $561,000 in accretion on the acquired loan portfolios credit mark for the year ended December 31, 2018. Credit mark accretion of $201,000, or 3 basis points, was recognized for the year ended December 31, 2018, compared to $762,000, or 11 basis points for the year ended December 31, 2017.  Interest income on taxable securities increased $2.3 million in the current period. In addition, an increase of 64 basis points in yield resulted from securities acquired in the FWVB merger. The average balance for taxable securities increased  $68.8 million for the year ended December 31, 2018. Interest income on securities exempt from federal tax increased $273,000 due to securities acquired in the FWVB merger with higher prevailing yields. There was an increase of $7.7 million in the average balance on securities exempt from federal tax and a decrease of 37 basis points in yield as a result of the prior year reduction in the federal statutory income tax rate from 34% to 21%. Other interest and dividend income increased $134,000 as a result of increased interest earned on correspondent deposit banks and FHLB dividends in the current year. Interest income on federal funds sold increased $89,000, mainly due to an increase of 158 basis points in other interest-earning assets comprised mainly of interest-bearing cash. Although the average balance decreased by $7.7 million for the current year, the four quarterly interest rate hikes of 25 basis points each by the FRB overshadowed the average balance decline.

Interest expense increased $2.6 million, or 76.3%, to $5.9 million for the year ended December 31, 2018 compared to $3.4 million for the year ended December 31, 2017. Interest expense on deposits increased $2.2 million due to current year rate increases and an increase in average interest-bearing deposits of $159.7 million which is attributed primarily to the FWVB merger. The average cost of interest-bearing deposits increased 19 basis points. In addition, interest expense on short-term borrowings increased $439,000 in the current period primarily due to increased interest rates on FHLB overnight borrowings that had an average balance increase of $19.5 million and an average balance increase of $3.0 million on securities sold under agreements to repurchase.

Provision for Loan Losses.  The provision for loan losses increased $655,000, to $2.5 million, for the year ended December 31, 2018, compared to $1.9 million of provision for loan losses for the year ended December 31, 2017, of which $250,000 was attributed to the FFCO acquired loan portfolio. Net charge-offs for the year ended December 31, 2018 were $1.8 million, which included $311,000 of net charge-offs on automobile loans, compared to net charge-offs of $877,000 for the year ended December 31, 2017, which included $616,000 of net charge-offs on automobile loans. The increase in net charge-offs for the current year was due to charge-offs of $1.2 million for three commercial and industrial relationships in the first quarter of 2018. The provision for loan losses was impacted in the current period by the recording of $2.5 million of provision for the originated loan portfolio due to the above-mentioned loan charge-offs and to appropriately reflect risk associated with the originated loan portfolio as of December 31, 2018. Additionally, this was due to growth in the loan portfolio and average loan balances, partially offset by improved credit metrics which had a positive impact on the qualitative factors within the allowance calculation. The acquired loan portfolio from the FWVB merger recorded an approximate credit mark of $1.3 million. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and credit mark on acquired loan portfolios, with the possible need for additional provisions for loan losses.

Noninterest Income.  Noninterest income increased $539,000, or 6.9%, to $8.3 million for the year ended December 31, 2018 compared to $7.8 million at December 31, 2017. There was an increase of $495,000 for other commissions due to insurance proceeds recognized by a claim on a bank-owned life insurance policy due to the death of a former officer of the Bank, current year recognition of an ARC loan referral fee and liquidation of a partnership interest in the West Virginia Bankers Title Company, an item that was resolved from the FWVB merger. Service fees on deposit accounts increased $488,000 primarily due to increased ATM fees due to an increased volume of customer transactions and check card fees related to the FWVB merger. There was an $180,000 increase in insurance commissions from Exchange Underwriters mainly due to the Beynon customer list acquisition in the current year. Income on bank-owned life insurance (“BOLI”) increased by $45,000 due to the BOLI policies acquired in the FWVB merger. There was a decrease in the net gains on sales of residential mortgage loans of $287,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program and an increase in mortgage rates. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Net gains on the sales of investments decreased $199,000 due to the sale of equity securities in the prior period. Net gains on disposal of fixed assets decreased $137,000 due to the write-off of the leasehold improvements of the former Washington Business Center and accelerated depreciation of select furniture and equipment acquired during the FWVB merger that did not conform to the Company’s fixed asset capitalization policy. The fair value of equity securities decreased $63,000 due to the first quarter adoption of Accounting Standard Update (“ASU”) 2016-01, Financial Instruments – Overall (Subtopic 825-10). As required, the $63,000 loss was recognized due to deteriorating current market conditions.

Noninterest Expense.  Noninterest expense increased $9.7 million, or 38.7%, to $34.9 million for the year ended December 31, 2018 compared to $25.2 million for the year ended December 31, 2017. Salaries and employee benefits increased $4.1 million, primarily due to additional employees, salary increases, and retirement benefits as a direct result of the FWVB merger, increased incentive compensation accruals due to the loan origination semi-annual bonus matrix, employee group health insurance and employee stock options. Other noninterest expense increased $1.2 million primarily due to other expenses related to the FWVB merger systems conversion and ATM fraud, office supplies, telephone, director fees, loan expenses, travel, meals and entertainment, director restricted stock awards and options. The previously mentioned ATM fraud losses were not only incurred by the Bank, but other local financial institutions were affected by this activity as well. We have filed claims with our insurance carrier and await the outcome for potential recoveries. CDI amortization increased $942,000 due to the CDI recorded for the FWVB merger. Occupancy and Equipment increased $793,000 and $779,000, respectively, primarily due to equipment purchases and new maintenance contracts related to the FWVB merger and the opening of the Barron P. “Pat” McCune Jr. Corporate Center (“BPMCC”). Merger-related expenses increased $498,000 due to the FWVB merger. Contracted services increased $295,000 due to the additional branch locations acquired in the FWVB merger. Legal and professional fees increased $216,000 due to increased audit, consultation and legal fees in connection with post-merger Bank and Exchange Underwriters acquisition of the Beynon customer list. FDIC assessment fees increased $211,000 due to an assessment factor increase by the FDIC in the computation of the insurance assessment and average asset growth related to the FWVB merger. Bankcard processing expense increased $111,000 due to the increased number of ATM and debit card transactions as a result of the FWVB merger. Advertising increased $94,000 related to increases in print/media advertising and promotional items to promote the FWVB merger. Other real estate owned expense increased $397,000, primarily due to the prior year resolution of loan collection efforts through the sale of a mineral rights interest for $186,000, bankruptcy court settlement for $86,000 and mortgage insurance proceeds for $85,000.

Income Tax Expense.  Income taxes decreased $1.3 million to $1.5 million for the year ended December 31, 2018 compared to $2.9 million for the year ended December 31, 2017. The effective tax rate for the year ended December 31, 2018 was 17.9% compared to 29.3% for the year ended December 31, 2017. The decrease in income taxes was mainly due to the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the statutory federal corporate income tax rate from 34% to 21% effective January 1, 2018. In addition, a portion of the decrease in income taxes was related to a decrease of $1.2 million in pre-tax income.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $345.5 million, or 37.0%, to $1.3 billion at December 31, 2018 compared to $934.5 million at December 31, 2017.

Cash and due from banks increased $32.7 million, or 158.7%, to $53.4 million at December 31, 2018 compared to $20.6 million at December 31, 2017. This is primarily the result of deposit growth.

Investment securities classified as available-for-sale increased $101.8 million, or 82.4%, to $225.4 million at December 31, 2018 compared to $123.6 million at December 31, 2017. This increase was primarily the result of securities acquired in the FWVB merger.

Loans, net, increased $167.7 million, or 22.8%, to $903.3 million at December 31, 2018 compared to $735.6 million at December 31, 2017. This was primarily due to the FWVB acquired loan portfolio of $95.5 million and net loan originations of $37.5 million in commercial real estate loans, $15.4 million in residential mortgage loans, $12.7 million in construction loans, $7.9 million in other loans, $5.3 million in commercial and industrial loans and $4.6 million in consumer loans, partially offset by $10.3 million of sold residential mortgage loans to the FHLB MPF program. There was a decrease of $2.8 million in impaired loans due to mitigated credit risk and loan payoffs contributing to a decrease in nonperforming loans to total loans. This ratio decreased to 0.69%, 28 basis points, or 28.9% at December 31, 2018, compared to 0.97% at December 31, 2017.

Premises and equipment, net, increased $6.7 million, or 40.3%, to $23.4 million at December 31, 2018 compared to $16.7 million at December 31, 2017. This is due to the additions related to the eight branch locations from the FWVB merger. In addition, there was $3.5 million related to the new BPMCC that was placed into service and capitalized in the current year. The BPMCC building was previously taken into premises and equipment from a previously defaulted loan relationship in the first quarter of 2016.

Liabilities.  Total liabilities increased $301.1 million, or 35.8%, to $1.1 billion at December 31, 2018 compared to $841.2 million at December 31, 2017.

Total deposits increased $313.3 million, or 40.5%, to $1.1 billion at December 31, 2018 compared to $773.3 million at December 31, 2017. There were increases of  $77.6 million in savings accounts, $73.5 million in NOW accounts, $64.7 million in demand deposits, $50.7 million in money market accounts and $50.6 million in time deposits, partially offset by a decrease of $3.8 million in brokered deposits. This increase is due to approximately $281.6 million of deposits acquired in the FWVB merger on April 30, 2018 and these deposits increased by $5.2 million as of December 31, 2018. This increase is largely the result of school district and municipal deposits during the current period. The legacy Bank deposit portfolio had approximately $26.4 million increase in deposits. This was mainly due to current period deposits by school districts and local municipalities as a result of annual property tax remittance, partially offset by a local government depositor that withdrew funds in the first quarter of 2018 for approximately $17.0 million. The Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings decreased $8.6 million, or 21.8%, to $31.0 million at December 31, 2018 compared to $39.6 million at December 31, 2017. At December 31, 2018, short-term borrowings were comprised entirely of securities sold under agreements to repurchase compared to $25.8 million of securities sold under agreement to repurchase and $13.8 million of FHLB overnight borrowings at December 31, 2017. Approximately $20.0 million of securities sold under agreements to repurchase were assumed in the FWVB merger.  The decrease is related to available cash reserves that exceeded loan originations and a decrease in business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased by $4.5 million due to a $3.5 million and $1.0 million maturing FHLB long-term borrowings that were retired in the current period. As a result of current period activity, the weighted average interest rate on long-term borrowings increased by 13 basis points to 2.05%.

Stockholders’ Equity.  Stockholders’ equity increased $44.4 million, or 47.6%, to $137.6 million at December 31, 2018 compared to $93.3 million at December 31, 2017. During the period, 1,317,647 shares of CBFV stock were issued to shareholders of FWVB in the merger. The approximate value of this stock issuance was $42.0 million, partially offset by $515,000 of stock issuance expenses that were netted against equity proceeds. Net income was $7.1 million for the year ended December 31, 2018. Book value per share was $25.33, an increase of $2.56, or 11.2%, at December 31, 2018. The Company paid $4.5 million in dividends to stockholders and the unrealized loss on investment securities increased by $99,000 due to the addition of the FWVB securities portfolio of approximately $102.0 million due to the FWVB merger, mainly offset by improved current year market conditions.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank headquartered in Washington, Pennsylvania. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	December 31,	December 31,
Selected Financial Condition Data:	2018	2017
Total Assets	$1,279,990	$934,486
Cash and Cash Equivalents	53,353	20,622
Securities Available-for-Sale	225,409	123,583

Loans
Real Estate:
Residential	324,956	273,438
Commercial	287,144	209,037
Construction	48,824	36,149
Commercial and Industrial	113,196	107,835
Consumer	122,241	114,557
Other	16,511	3,376
Total Loans	912,872	744,392
Allowance for Loan Losses	9,558	8,796
Loans, Net	903,314	735,596

Premises and Equipment, Net	23,448	16,712
Goodwill and Core Deposit Intangible	38,048	8,237
Deposits	1,086,658	773,344
Borrowings	50,979	64,105
Stockholders' Equity	137,625	93,256

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Operations Data:	2018	2017	2018	2017
Interest and Dividend Income	$12,465	$8,481	$43,626	$32,434
Interest Expense	1,739	904	5,949	3,374
Net Interest Income	10,726	7,577	37,677	29,060
Provision for Loan Losses	400	850	2,525	1,870
Net Interest Income After Provision for Loan Losses	10,326	6,727	35,152	27,190
Noninterest Income:
Service Fees on Deposit Accounts	794	643	2,970	2,482
Insurance Commissions	1,032	897	3,763	3,583
Other Commissions	124	116	947	452
Net Gains on Sales of Loans	65	69	171	458
Net Gains on Sales of Investments	-	67	-	199
Fair Value of Equity Securities	(117)	-	(63)	-
Net Gains on Purchased Tax Credits	11	14	44	57
Net Loss on Disposal of Fixed Assets	(63)	-	(137)	-
Income from Bank-Owned Life Insurance	139	116	509	464
Other	55	18	135	105
Total noninterest income	2,040	1,940	8,339	7,800

Noninterest Expense:
Salaries and Employee Benefits	4,792	3,512	18,060	13,937
Occupancy	734	476	2,947	2,154
Equipment	782	543	2,698	1,919
FDIC Assessment	223	106	584	373
PA Shares Tax	197	187	790	749
Contracted Services	249	129	832	537
Legal and Professional Fees	196	112	652	436
Advertising	201	190	788	694
Bankcard Processing Expense	182	135	630	519
Other Real Estate Owned (Income) Expense	11	(6)	48	(349)
Amortization of Core Deposit Intangible	491	134	1,477	535
Merger-Related	-	356	854	356
Other	1,317	880	4,541	3,312
Total noninterest expense	9,375	6,754	34,901	25,172
Income Before Income Taxes	2,991	1,913	8,590	9,818
Income Taxes	561	538	1,538	2,874
Net Income	$2,430	$1,375	$7,052	$6,944

Dividends Per Share	$0.23	$0.22	$0.89	$0.88
Earnings Per Share - Basic	0.45	0.34	1.42	1.70
Earnings Per Share - Diluted	0.45	0.33	1.40	1.69

Weighted Average Shares Outstanding - Basic	5,417,623	4,089,404	4,981,814	4,088,191
Weighted Average Shares Outstanding - Diluted	5,453,145	4,126,156	5,031,130	4,110,372

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Financial Ratios(1):	2018	2017	2018	2017
Return on Average Assets	0.75%	0.59%	0.61%	0.78%
Return on Average Equity	7.15	5.81	5.91	7.53
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	133.49	134.33	133.54	134.88
Average Equity to Average Assets	10.56	10.20	10.35	10.40
Net Interest Rate Spread	3.50	3.45	3.41	3.44
Net Interest Margin	3.69	3.59	3.60	3.58
Net Charge-Offs to Average Loans	0.06	0.12	0.21	0.13
Efficiency Ratio	73.44	70.97	75.85	68.29

	(Unaudited)
	December 31,	December 31,
	2018	2017
Allowance For Loan Losses to Total Loans (2)	1.05%	1.18%
Allowance For Loan Losses to Nonperforming Loans (2) (6)	151.40	121.31
Allowance For Loan Losses to Noncurrent Loans (2) (7)	264.91	215.17
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.26	1.28
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3) (6)	181.70	137.24
Allowance For Loan Losses and Accrued Credit Mark to Noncurrent Loans (3) (7)	317.92	243.42
Nonperforming Loans to Total Loans (6)	0.69	0.97
Noncurrent Loans to Total Loans (7)	0.40	0.55
Nonperforming Assets to Total Assets	0.56	0.81
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	11.52	12.22
Tier 1 Capital (to Risk Weighted Assets) (4)	11.52	12.22
Total Capital (to Risk Weighted Assets) (4)	12.65	13.47
Tier 1 Leverage (to Adjusted Total Assets) (4)	7.85	9.27
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	11.91	12.62
Tier 1 Capital (to Risk Weighted Assets) (5)	11.91	12.62
Total Capital (to Risk Weighted Assets) (5)	13.03	13.89
Tier 1 Leverage (to Adjusted Total Assets) (5)	8.14	9.58
Book Value Per Share	$25.33	$22.77
Outstanding Shares	5,432,289	4,095,957

(1)	Interim period ratios are calculated on an annualized basis.
(2)	Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3)	Accrued credit mark for loans acquired at fair market value in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp have been included in the calculation of the ratios.
(4)	Capital ratios are for Community Bank only.
(5)	Capital ratios are for CB Financial Services, Inc.
(6)	Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(7)	Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 21% for 2018 and 34% for 2017. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing annualized income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended December 31,
	2018			2017
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$898,484	$10,705	4.73%	$704,139	$7,787	4.39%
Investment Securities
Taxable	176,040	1,188	2.70	81,204	398	1.96
Exempt From Federal Tax	45,196	381	3.37	38,176	337	3.53
Other Interest-Earning Assets	44,049	299	2.69	36,158	159	1.74
Total Interest-Earning Assets	1,163,769	12,573	4.29	859,677	8,681	4.01
Noninterest-Earning Assets	113,641			60,908
Total Assets	$1,277,410			$920,585

Liabilities and Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$206,344	224	0.43%	$150,257	103	0.27%
Savings	205,908	142	0.27	131,434	61	0.18
Money Market	191,051	281	0.58	141,381	100	0.28
Time Deposits	214,118	949	1.76	164,791	497	1.20
Total Interest-Bearing Deposits	817,421	1,596	0.77	587,863	761	0.51

Borrowings	54,395	143	1.04	52,110	143	1.09
Total Interest-Bearing Liabilities	871,816	1,739	0.79	639,973	904	0.56

Noninterest-Bearing Demand Deposits	261,808			182,617
Other Liabilities	8,907			4,056
Total Liabilities	1,142,531			826,646

Stockholders' Equity	134,879			93,939
Total Liabilities and Stockholders' Equity	$1,277,410			$920,585

Net Interest Income		$10,834			$7,777

Net Interest Rate Spread (1)			3.50%			3.45%
Net Interest-Earning Assets (2)	$291,953			$219,704
Net Interest Margin (3)			3.69			3.59
Return on Average Assets			0.75			0.59
Return on Average Equity			7.15			5.81
Average Equity to Average Assets			10.56			10.20
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			133.49			134.33

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Annualized.

	(Dollars in thousands) (Unaudited)
	Year Ended December 31,
	2018			2017
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets:
Interest-Earning Assets:
Loans, Net	$844,106	$38,079	4.51%	$681,539	$29,683	4.36%
Investment Securities
Taxable	148,678	3,812	2.56	79,878	1,531	1.92
Exempt From Federal Tax	44,374	1,435	3.23	36,681	1,321	3.60
Other Interest-Earning Assets	22,121	707	3.20	29,789	484	1.62
Total Interest-Earning Assets	1,059,279	44,033	4.16	827,887	33,019	3.99
Noninterest-Earning Assets	93,279			59,263
Total Assets	$1,152,558			$887,150

Liabilities and Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$173,335	635	0.37%	$133,412	342	0.26%
Savings	184,093	471	0.26	129,301	238	0.18
Money Market	167,247	822	0.49	138,782	369	0.27
Time Deposits	197,104	3,040	1.54	160,634	1,862	1.16
Total Interest-Bearing Deposits	721,779	4,968	0.69	562,129	2,811	0.50

Borrowings	71,479	981	1.37	51,658	563	1.09
Total Interest-Bearing Liabilities	793,258	5,949	0.75	613,787	3,374	0.55

Noninterest-Bearing Demand Deposits	234,190			177,220
Other Liabilities	5,810			3,880
Total Liabilities	1,033,258			794,887

Stockholders' Equity	119,300			92,263
Total Liabilities and Stockholders' Equity	$1,152,558			$887,150

Net Interest Income		$38,084			$29,645

Net Interest Rate Spread (1)			3.41%			3.44%
Net Interest-Earning Assets (2)	$266,021			$214,100
Net Interest Margin (3)			3.60			3.58
Return on Average Assets			0.61			0.78
Return on Average Equity			5.91			7.53
Average Equity to Average Assets			10.35			10.40
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			133.54			134.88

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903